                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.   3  )*
                                           -----


                      National Environmental Service Co.
         -------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
              ---------------------------------------------------
                        (Title of Class of Securities)

                                  635838-10-5
                   -----------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 Pages

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  CUSIP NO. 635838-10-5                 13G                PAGE 2 OF 4 PAGES
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------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Eddy L. Patterson

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Citizen of the United States of America

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                          SOLE VOTING POWER
                     5
     NUMBER OF            1,752,091 at 12/31/97

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,752,091 at 12/31/97

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,752,091

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      24.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 4 pages

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  CUSIP NO. 635838-10-5                 13G                PAGE 3 OF 4 PAGES
-----------------------                                  ---------------------


Item 1(a) Name of Issuer:
          National Environmental Service Co.

Item 1(b) Address of Issuer's Principal Executive Offices:
          12331 E. 60th Street
          Tulsa, OK 74146

Item 2(a) Name of Person(s) Filing:
          Eddy L. Patterson


Item 2(b) Address of Principal Business Office:
          12331 E. 60th Street
          Tulsa, OK 74146


Item 2(c) Citizenship:   Citizen of the United States of America

Item 2(d) Title of Class of Securities:  Common Stock

Item 2(e) CUSIP Number:  635838-10-5

Item 3    The person(s) filing is(are): N/A

          (b)  [_]  Bank as defined in Section 3(a)(6) of the Act.

          (e) [_] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

          (g)  [_]  Parent Holding Company in accordance with
                    Section 240.13d-1(b)(1)(ii)(G).

Item 4    Ownership

          (a) Amount Beneficially Owned: 1,752,091

          (b) Percent of Class:  24.2% @ 12/31/97

          (c) Number of shares as to which such person has:

              i)   sole power to vote or to direct the vote: 1,752,091

              ii)  shared power to vote or to direct the vote:  -0-

              iii) sole power to dispose or to direct the disposition of
                   1,752,091

              iv) shared power to dispose or to direct the disposition of None - beneficial ownership disclaimed pursuant to Rule 13d-4

Item 5    Ownership of 5% or Less of a Class:  N/A

Item 6    Ownership of More than 5% on Behalf of Another Person:  N/A

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: N/A

Item 8    Identification and Classification of Members of the Group:  N/A


                               Page 3 of 4 pages

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  CUSIP NO. 635838-10-5                 13G                PAGE 4 OF 4 PAGES
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Item 9    Notice of Dissolution of the Group:  N/A

Item 10   Certification: N/A

Signature

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 30, 1998


                                                /s/ Eddy L. Patterson
                                                --------------------------------
                                                Eddy L. Patterson